ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2018, is made and entered into by and among Vera Acquisition, LLC, a Utah limited liability company (the “Purchaser”), Anu Life Sciences, Inc., a Florida corporation (the “Seller”), Biotech Products Services and Research, Inc., a Nevada corporation (the “Parent”), the stockholders and/or officers of the Parent set forth on the signature pages hereto (collectively, the “Controlling Stockholders”) and General Surgical Florida, Inc., a Florida corporation (“General Surgical”). The Purchaser, the Seller, General Surgical and the Controlling Stockholders are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parent owns all of the issued and outstanding shares of capital stock and other equity interests of the Seller;

WHEREAS, the Controlling Stockholders collectively own 100% of the outstanding shares of Series A Non-Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), representing eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of stockholders of the Parent or action by written consent of stockholders;

WHEREAS, General Surgical is a wholly-owned subsidiary of the Parent and an Affiliate of the Seller;

WHEREAS, the Seller is engaged in the business of manufacturing, designing and engineering placental tissue-based products, including the use of tissues or related biomaterials derived from amniotic fluid, amnion and chorion layers of the amniotic membrane, umbilical cord and the placenta (the “Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller (the “Acquisition”), substantially all of the assets used or held for use by the Seller in the conduct of its business as a going concern, on the terms and subject to the conditions set forth herein;

WHEREAS, the Parent, the Seller, General Surgical and the Controlling Stockholders have each entered into non-disclosure, non-solicitation and non-competition Contracts attached to this Agreement as Exhibit A (the “Restrictive Covenant Agreements”) with the Purchaser; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

Article I
CONSTRUCTION; DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Assumed Contracts” means, except as set forth in Section 2.3, those Contracts listed on Schedule 4.12(a) (unless indicated to the contrary thereon) and any Contract that relates to the Business but is not required to be listed on Schedule 4.12(a). For purposes of clarity, Assumed Contracts shall not include any Employment Agreement, Employee Benefit Plan, insurance policy or any Contract listed on Schedule 2.3(c).

“Balance Sheet” means the unaudited balance sheet of the Seller as of December 31, 2017 included in the Financial Statements.

“Cash” means all cash and cash equivalents of the Seller.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 9.1 of this Agreement.

“Closing Date” means the date of this Agreement.

“Closing Date Indebtedness” means the Indebtedness of the Seller outstanding as of immediately prior to the Closing.

“COBRA Coverage” means continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA or any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by the Seller or to which the Seller makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which the Seller has, or might have, any liabilities.

“Company Intellectual Property” means any Intellectual Property that is owned by, used or held for use by, or licensed to the Seller, including the Company Software and Company Registered Intellectual Property.

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“Company Licensed Software” means all Software (other than Company Proprietary Software) used or held for use by the Seller.

“Company Proprietary Software” means all Software owned by the Seller.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Seller.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information of the Seller (including trade secrets) that is valuable to the operation of the Business and not generally known to the public or competitors.

“Contracts” means all contracts, leases, licenses, arrangements, indentures, notes, bonds, mortgages, loans, instruments, guaranties and other agreements (including any amendments and other modifications thereto, but excluding all purchase orders) to which the Seller is a party or which is otherwise binding on the Seller (whether oral, written or otherwise).

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software, that such Software, or modifications or derivative works thereof: (a) be made available or distributed in source code form or (b) be licensed for the purposes of preparing derivative works or distribution at no fee, including the GNU General Public License, GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License and the Eclipse Public License.

“Copyleft Software” means any Software subject to any Copyleft License.

“Customer” means the top ten customers of the Seller, based on the dollar amount of total revenue recognized and/or received by the Seller during the twelve-month period ended on December 31, 2017.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, Contract, arrangement or scheme, in each case, that is or was at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, and “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or Contract, each plan or Contract providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (d) each other employee benefit plan, fund, program, Contract, arrangement or scheme.

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“Employment Agreement” means any employment Contract, consulting Contract, termination or severance Contract, salary continuation Contract, change of control Contract, non-compete Contract or any other Contract respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor.

“Environment” means any surface or ground water, drinking water supply, stream sediment, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Laws” means all federal, state, or local or foreign Laws relating to protection of the Environment, health and safety, including pollution control, product registration, Releases of Hazardous Materials, the use, treatment, storage, disposal, transportation or handling of Hazardous Materials or otherwise relating to Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

“Exhibit” means any exhibit attached to this Agreement.

“Financial Statements” means (a) the unaudited balance sheet of the Seller as of October 31, 2017 and the unaudited income statements of the Seller for the 12-month period then ended and (b) the unaudited balance sheet of the Seller as of December 31, 2017 and the unaudited income statements of the Seller for the fiscal year-to-date period then ended.

“FMLA” means the U.S. Family and Medical Leave Act and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, arbitrator or arbitration panel, administrative or regulatory agency, tribunal, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing materials, lead-based paint, petroleum or petroleum-derived substance or waste, polychlorinated biphenyls, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, whether liquid, solid, semi-solid, sludge or gaseous, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Law.

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“Holdback Amount” means $47,500.00.

“Holdback Release Date” means the date that is ninety (90) days from the Closing Date.

“Indebtedness” means with respect to the Seller, all monetary obligations (including any principal amount, premium, accrued and unpaid interest, fees and prepayment premiums or penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable related thereto) (a) owed by the Seller under a credit facility, (b) evidenced by any note, bond, debenture or other debt security, or hedging and swap Contracts or Contracts or other similar instruments, (c) for borrowed money, (d) for the deferred purchase price of assets, property or services (including earn-out obligations), (e) for all lease obligations of the Seller that are required by GAAP to be capitalized, (f) in respect of any letter of credit, banker’s acceptance or similar credit transaction (but, for purposes of determining the amount of Indebtedness, only those obligations that are due and payable as of the Closing Date), (g) for all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by the Seller, whether or not the obligation secured thereby has been assumed, (h) for severance obligations for employee terminations prior to the Closing, (i) any prepayment, breakage, make-whole or similar penalties or charges payable in connection with the discharge of any Indebtedness of the Seller described in the preceding clauses (a) through (h) as if paid in full at the Closing and (j) for all Indebtedness of others referred to in clauses (a) through (i) guaranteed directly or indirectly in any manner by such Person. Notwithstanding the foregoing, Indebtedness does not include any operating lease obligations but does include capital lease obligations.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all U.S. and foreign patents and applications therefor and all reissues, reexaminations, inter parte reviews, post-grant reviews, covered business method reviews, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all internet uniform resource locators, domain names, social media identifiers and profiles, trade names, logos, slogans, designs, trade dress, common Law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world and goodwill related thereto; (f) all Software, databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (h) any similar or equivalent rights to any of the foregoing anywhere in the world.

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“Knowledge” with respect to the Seller means (a) all facts known by any of the Controlling Stockholders after due inquiry and diligence with respect to the matters at hand and (b) all facts that any of the foregoing Persons should have known with respect to the matters at hand if such Person had made due inquiry and exercised reasonable diligence.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means the parcels of real property of which the Seller is the lessee (together with all fixtures and improvements thereon).

“Legal Dispute” means any claim, action, cause of action, lawsuit, demand, investigation, audit, suit, proceeding, administrative or other enforcement proceeding or arbitration proceeding before any Governmental Entity or arbitrator.

“Licenses” means all notifications, licenses, Permits (including environmental, construction and operation Permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations, clearances, consents and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means any and all mortgages, liens, pledges, security interests, charges, claims, restrictions, deeds of trust, judgments, voting trusts, option, deposit, covenant, encroachment, right of first refusal or other restrictions or encumbrances of any nature whatsoever, including any restriction on use, voting, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect upon (a) the condition (financial or otherwise), business, assets, properties or results of operations of the Seller, the Business or the Assets taken as a whole or (b) the ability of the Seller to consummate the transactions contemplated hereby.

“Owner Ancillary Documents” means any certificate, Contract, document or other instrument, other than this Agreement, to be executed and delivered by the Seller, the Parent, General Surgical, any Controlling Stockholder or any Affiliate of any Controlling Stockholder in connection with the transactions contemplated hereby.

“Non-Assignable Contracts” means Assumed Contracts that require third party consents for assignment that have not been obtained by the Seller as of the Closing.

“Ordinary Course” means the ordinary course of business of the Seller consistent with past practice.

“Open Source License” means any license meeting the open source definition (as currently promulgated by the Open Source Initiative) or the free software definition (as currently promulgated by the Free Software Foundation), or any substantially similar license, including any Copyleft License.

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“Open Source Software” means any Software subject to an Open Source License, including any Copyleft Software.

“Permits” means any approvals, clearances, exemptions, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent that do not, individually or in the aggregate, have more than a de minimis effect on the Business, and (d) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Seller, (ii) have more than a de minimis effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold, leased or subleased for its present use.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Purchaser Ancillary Documents” means any certificate, Contract, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Registered Intellectual Property” means all U.S. and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress, intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and registered or issued social media identifiers; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body or registry.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment.

“Schedule” means any schedule attached to this Agreement.

“Seller Indemnified Parties” means the Seller, the Parent, General Surgical, the Controlling Stockholders and their Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

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“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all related documentation, comments and any procedural code.

“Supplier” means each of the top ten suppliers of the Seller (based on the dollar amount of payments made by the Seller) during the twelve-month period ended December 31, 2017.

“Tax Return” means any report, return, claim for refund, declaration or other information return or statement required to be supplied to a Governmental Entity relating to Taxes, including any schedule or attachment thereto and any estimated returns, and any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

“Transaction Expenses” means (a) the costs, fees, expenses and disbursements payable to legal counsel, consultants and accountants of the Seller, the Parent, General Surgical and the Controlling Stockholders in connection with the transactions contemplated hereby and the agreements referred to herein (whether incurred prior to or after the date of this Agreement), (b) all other costs, fees, expenses and disbursements, in each case, incurred by the Seller, the Parent, General Surgical or the Controlling Stockholders in connection with the transactions contemplated by this Agreement and the agreements referred to herein (whether incurred prior to or after the date of this Agreement), including any brokerage fees, commissions, finders’ fees or financial advisory fees, any Tax, financial advisory and other third party advisory, professional or consulting fees, (c) amounts payable (including sale bonuses, stay bonuses, change of control payments, “success fees” or bonuses or severance payments, retention payments or other similar payments (and any related employment Taxes) and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by the Seller, the Parent, General Surgical or the Controlling Stockholders (i) to any third party solely as a result of the transactions contemplated by this Agreement or (ii) to or for the benefit of current or former officers, directors or employees of the Seller, including (A) accrued and unpaid compensation and bonuses as of the Closing Date (even if unrelated to the transactions contemplated by this Agreement) and (B) amounts payable as a result of the transactions contemplated by this Agreement (whether prior to, on or following the Closing Date), (e) all obligations owed by the Seller to current and former employees and their dependents under any pension or deferred compensation plan, (f) all outstanding severance and retention obligations (including the employer portion of any employment or payroll Taxes related thereto) and (g) any prepayment, breakage, make-whole or similar penalties or charges payable in connection with the discharge of any Transaction Expenses of the Seller, the Parent, General Surgical or the Controlling Stockholders described in the preceding clauses (a) through (f) as if paid in full at the Closing.

“Treasury Regulations” means the Income Tax Regulations, promulgated under the Code.

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“U.S.” means the United States of America.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

Section 1.2 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), (g) all references in this Agreement to “dollars” or “$” shall mean U.S. Dollars, and (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Article II
PURCHASE AND SALE

Section 2.1 Agreement to Purchase and Sell. Contemporaneously with the execution and delivery of this Agreement, subject to the terms and conditions of this Agreement, the Seller, in consideration for the payment of the Purchase Price and the assumption of the Assumed Liabilities, will grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all right, title and interest of the Seller in and to (a) the Business and (b) except for the Excluded Assets, all of the assets, properties and rights of the Seller of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which assets, properties and rights are collectively referred to in this Agreement as the “Assets”), free and clear of any and all Liens (other than Permitted Liens), and the Purchaser shall assume the Assumed Liabilities.

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Section 2.2 Assets. Except as otherwise expressly set forth in Section 2.3, the Assets shall include the following assets, properties and rights of the Seller as of the Closing Date:

(a) all raw and finished goods inventory, including office and other supplies, spare, replacement and component parts, and other inventory property located at, stored on behalf of or in transit to the Seller;

(b) all deposits with vendors in connection with leases and/or services, advances, pre-paid expenses, accrued rebates and credits, including any security deposits;

(c) all fixed assets, equipment, furnishings, computer hardware, vehicles, fixtures and other tangible personal property;

(d) all rights of the Seller under the Assumed Contracts;

(e) all rights of the Seller in and to the Leased Real Property and under the leases related thereto;

(f) all goodwill, patents, patent applications, copyright registrations, copyrights, copyright applications, methods, know-how, Software, technical documentation, original works of authorship, processes, procedures, inventions, trade secrets, confidential information, trademarks or trademark rights (whether registered or not, an expressly including Anu Life Sciences, RHEO and Vendaje), trade names, service marks, service names, registrations for and applications to register trademarks and service marks, registered domain names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property of the Seller (and all rights thereto and applications therefor), including all Company Intellectual Property;

(g) all rights to Legal Disputes or judgments of any nature available to or being pursued by the Seller related to or arising from the Assets, whether arising by way of counterclaim or otherwise;

(h) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Seller arising from or relating to the Assets;

(i) all Licenses to the extent that they are assignable, including those set forth on Schedule 4.25 (unless otherwise indicated thereon);

(j) all information, files, correspondence, records, data, plans, reports, Contracts and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting or other books and records of the Seller (and relevant data pertaining to the Business owned or controlled by General Surgical) in whatever media retained or stored, including computer programs and disks; and

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(k) all other tangible and intangible assets, properties and rights of any kind or description, wherever located, that are (i) carried on the books of the Seller or (ii) owned by the Seller.

Notwithstanding anything set forth herein to the contrary, the Assets shall include those items set forth on Schedule 2.2.

Section 2.3 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of the Seller (collectively, the “Excluded Assets”):

(a) all ownership and other rights with respect to any Employment Agreement that the Seller is a party to or has liability under, any Company Benefit Plan and any ERISA Affiliate Plan;

(b) any License or similar right that by its terms is not transferable to the Purchaser, including those indicated on Schedule 4.25 as not being transferable;

(c) the Contracts listed on Schedule 2.3(c);

(d) the Related Party Agreements;

(e) all rights of the Seller in and to any real property leased by the Seller and under the leases related thereto;

(f) any Cash and all rights to any bank accounts of the Seller;

(g) all accounts receivable, notes receivable and other receivables and any security therefor, including all accounts receivable from third parties that are recorded by General Surgical in connection with the sale of Seller’s products through and including the Closing Date;

(h) The trademark and trademark rights for the name Organicell and the trademark rights for Frozen Facelift.

(i) the charter documents of the Seller, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating exclusively to the organization of the Seller;

(j) the rights that accrue to the Seller under this Agreement; and

(k) the computer currently being used by Seller employee, Heidi Kramerman;

Section 2.4 Assumption of Assumed Liabilities.

(a) Except as provided in Section 2.4(b), the Purchaser shall not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Seller whatsoever, and the Seller shall retain responsibility for all liabilities and obligations accrued as of or on the Closing Date and all liabilities and obligations arising from the Seller’s operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

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(b) As the sole exception to the provisions in Section 2.4(a), effective as of the Closing Date, the Purchaser shall assume the following liabilities and obligations of the Seller existing as of immediately prior to the Closing on such date and arising out of the conduct of the Business prior to or on the Closing Date (collectively, the “Assumed Liabilities”):

(i) the obligations of the Seller under each Assumed Contract to the extent such obligations are not required to be performed on or prior to the Closing Date, are disclosed on the face of such Assumed Contract, accrue and relate to the operations of the Business subsequent to the Closing Date and do not arise from a breach or default thereof or failure to timely perform in each case occurring prior to the Closing Date; and

Section 2.5 Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 2.4(a), the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation under this Agreement or otherwise have any responsibility for, any liability or obligation (together with all other liabilities of the Seller that are not Assumed Liabilities, the “Excluded Liabilities”):

(a) relating to any liability or obligation (including accounts payable) owed to the Seller or any Controlling Stockholder or any of their respective Affiliates;

(b) for Taxes, including relating to (i) any liability or obligation for the unpaid Taxes of the Seller or any equityholder or former equityholder of the Seller, including deferred income Taxes, with respect to any period or (ii) any Taxes (including, for the avoidance of doubt, any sales or use Taxes) arising out of or relating to events which shall have occurred, or services performed, or products sold, or the operation of the Business or ownership of the Assets prior to the Closing;

(c) for any Indebtedness, including the Closing Date Indebtedness, including any interest or penalties accrued thereon;

(d) relating to, resulting from or arising out of (i) claims made in pending or future Legal Disputes or (ii) claims based on violations of Law, breach of Contract, employment practices, or environmental, health and safety matters or any other actual or alleged failure of the Seller to perform any obligation, in each case arising out of, or relating to, (A) events that shall have occurred, (B) services performed, or (C) the operation of the Business, in each case, prior to the Closing;

(e) relating to, resulting from or arising out of any claims by any holder or purported holder of capital stock or other equity interests in the Seller as a result of the transactions contemplated by this Agreement, other than any claims (i) relating to the Purchaser’s failure to pay any portion of the Purchase Price pursuant to this Agreement, (ii) against the Purchaser or any of its Affiliates unrelated in any way to the Seller or (iii) against the Purchaser arising under this Agreement or any Purchaser Ancillary Document;

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(f) pertaining to any Excluded Asset;

(g) relating to, resulting from or arising out of any former operations of the Seller or predecessor entities thereof that have been discontinued or disposed of prior to the Closing;

(h) under or relating to any Employment Agreement, Employee Benefit Plan, Company Benefit Plan, or ERISA Affiliate Plan whether or not such liability or obligation arises prior to, on, or following the Closing Date;

(i) relating to any non-compliance by the Seller with any applicable bulk sales Law; or

(j) for any Transaction Expenses.

Such Excluded Liabilities shall include all Legal Disputes relating to any or all of the foregoing and all costs and expenses in connection therewith.

Section 2.6 Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at any other Party’s reasonable request and without further consideration, execute and deliver to such other Party such instruments of transfer, conveyance, and assignment as shall be reasonably requested to transfer, convey, and assign the Assets to the Purchaser and otherwise to effect the transactions contemplated by this Agreement.

Article III
PURCHASE PRICE

Section 3.1 Purchase Price. The aggregate cash amount to be paid for the Assets by the Purchaser at Closing (the “Closing Payment”) shall be an amount equal to (a) $850,000 (the “Purchase Price”), minus (b) the Holdback Amount, minus (c) the Closing Date Indebtedness.

Section 3.2 Closing Date Indebtedness Statement. Attached hereto as Exhibit B is a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Executive Officer of the Parent, which sets forth, by lender, the Closing Date Indebtedness owed by Parent and secured by the assets of the Parent and its subsidiaries, including the Assets of the Seller. Attached to the Closing Date Indebtedness Statement are copies of the Payoff Letters.

Section 3.3 Payment of Closing Payment. Contemporaneously with the execution and delivery of this Agreement, the Purchaser shall (i) on behalf of the Parent, pay to such account or accounts as the Parent specifies to the Purchaser pursuant to the Closing Date Indebtedness Statement, the aggregate amount of the Closing Date Indebtedness and (ii) pay to the Seller, to such account specified to the Purchaser by the Seller, the Closing Payment. Upon the payment of the Closing Date Indebtedness and the remaining portion of the Closing Payment by the Purchaser in accordance with this Section 3.3, the Purchaser shall be fully released and discharged of any obligation with respect to the payment of the Closing Payment.

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Section 3.4 Payment of Holdback Amount. On the Holdback Release Date, the Purchaser shall pay to the Seller the Holdback Amount, less (i) all Purchaser Losses paid from the Holdback Amount prior to the Holdback Release Date (which Seller shall be provided a calculation prior to the payment/offset for any Purchaser Losses); (ii) all unresolved indemnification claims of the Purchaser Indemnified Parties, which amounts shall be distributed to the Seller or retained by the Purchaser, as applicable, as such amounts are determined or resolved; notwithstanding the foregoing, the parties acknowledge and agree that the Purchaser may delay the payment of the Holdback Amount until it is furnished with a Certificate of Compliance with the Florida Department of Revenue regarding the Seller’s satisfaction of all tax liabilities as of the Closing Date. The amount by which the Holdback Amount is reduced to satisfy Purchaser Losses pursuant to this Agreement shall be deemed to be a reduction in the Purchase Price.

Section 3.5 Indemnification Reserve.

(a) Each of the Parent and General Surgical covenant and agree to set aside fifty percent (50%) of the accounts receivable set forth on Schedule 4.24(b) collected or otherwise received by or on behalf of the Parent, General Surgical or any of their Affiliates, and fifty percent (50%) of all amounts payable to the Parent under the Distributor Agreement, from and after the Closing until the Holdback Release Date, up to an aggregate maximum of $47,500.00 (the “Indemnification Reserve”). The Parent and General Surgical shall immediately transfer to the Purchaser all such cash and cash equivalents set aside pursuant to the Indemnification Reserve shall be held by the Purchaser as additional security for the indemnification obligations of Seller, the Parent, General Surgical and the Controlling Stockholders under Article X in a manner reasonably acceptable to the Purchaser.

(b) On the Holdback Release Date, the Purchaser shall pay to the Seller the Indemnification Reserve, less (i) all Purchaser Losses paid from the Indemnification Reserve prior to the Holdback Release Date; and (ii) all unresolved indemnification claims of the Purchaser Indemnified Parties, which amounts shall be distributed to the Seller or retained by the Purchaser, as applicable, as such amounts are determined or resolved. The amount by which the Indemnification Reserve is reduced to satisfy Purchaser Losses pursuant to this Agreement shall be deemed to be a reduction in the Purchase Price.

Section 3.6 Release. In consideration for the agreement and covenants of the Purchaser set forth in this Agreement, the Seller, the Parent, General Surgical and each Controlling Stockholder (collectively the “Seller Parties”), on behalf of itself and its respective Affiliates, hereby irrevocably, knowingly, voluntarily and unconditionally releases, forever discharges and covenants not to sue the Purchaser and its predecessors, successors, parents, subsidiaries and other Affiliates, and any of its current and former officers, directors, employees, agents, or representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Seller Parties have or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of Contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover: (a) any claims against the Purchaser or any of its Affiliates unrelated in any way to the Business or arising from fraud, malfeasance, criminal activity or willful misconduct, (b) any claims against the Purchaser arising under this Agreement, any Owner Ancillary Document or any Purchaser Ancillary Document or (c) to the extent applicable, if the Controlling Stockholder is an employee of the Seller, (i) compensation or employee benefits relating to the Controlling Stockholder’s status as an employee of the Seller, or (ii) reimbursement for expenses incurred by the Controlling Stockholder in the ordinary course of his or her employment which are reimbursable under any expense reimbursement policies of the Seller that are not yet paid.

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Section 3.7 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Seller and the Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.8 Allocation of Purchase Price. Within 90 days following the Closing, the Purchaser shall prepare and deliver to the Seller an allocation of the adjusted Purchase Price (including any liabilities treated as consideration for federal income tax purposes) among the Assets and the Restrictive Covenant Agreements (the “Allocation Schedule”). The Purchaser shall prepare such Allocation Schedule in accordance with the Code and the Treasury Regulations promulgated thereunder. The Purchaser shall provide Seller with draft Allocation Schedule for its internal review and comment prior to finalization. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided that any such dispute shall be resolved by an independent qualified accountant of Purchaser’s choosing. Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 3.10 Allocation of Certain Items. With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations shall be made between the Purchaser on the one hand and the Seller on the other:

(a) Taxes. Real and ad valorem property Taxes shall be apportioned at the Closing based upon the amounts set forth in the current tax bills therefore and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date.

(b) Operations. Utilities, water, sewer charges and rent under the Seller’s Lease Agreement, dated May 23, 2017, with Sunwest Office Park LLC shall be apportioned based upon the number of days occurring prior to (and including) the Closing Date and following the Closing Date during the billing period for each such charge.

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(c) Workers’ Compensation. Pursuant to the provisions of this Agreement, the Seller shall be responsible for and pay any and all workers’ compensation and other similar claims asserted by or with respect to any employee or former employee of the Seller (or any of them) in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole prior to or on the Closing Date. The Purchaser is responsible for and shall pay any and all workers’ compensation and other similar claims asserted by or with respect to any Transferred Employee in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole following the Closing Date. In the event any such injury or other compensable event or occupational illness or disease of a person who was employed both by the Seller prior to or on the Closing Date and by the Purchaser following the Closing Date is attributable in part to causes occurring prior to or on the Closing Date and is the basis of a workers’ compensation or other similar claim asserted following the date of this Agreement, then liability for any such claim shall be the responsibility of the Seller.

Appropriate cash payments by the Purchaser or the Seller, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 3.10.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER

The Seller, the Parent, General Surgical and the Controlling Stockholders hereby, jointly and severally, represent and warrant to the Purchaser as follows:

Section 4.1 Organization. The Seller is a corporation duly incorporated and validly existing under the Laws of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration except where not to do so would not have a Material Adverse Effect. The Controlling Stockholders have made available to the Purchaser correct and complete copies of the organizational documents of the Seller as currently in effect and any other record books with respect to actions taken by its stockholders, board of directors, and officers, as applicable. Schedule 4.1 contains a correct and complete list of the jurisdictions in which the Seller is qualified or registered to do business as a foreign corporation.

Section 4.2 Authorization. The Seller has the right, power, authority and capacity to execute and deliver this Agreement and each Owner Ancillary Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The consummation of the transactions contemplated hereby have been duly authorized by all required action on the part of the Seller. This Agreement and the Owner Ancillary Documents to which the Seller is a party have been duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

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Section 4.3 Capital Structure.

(a) Schedule 4.3(a) accurately and completely sets forth the capital structure of the Seller including the number and class of shares of capital stock or other equity interests which are authorized and which are issued and outstanding. All of the issued and outstanding shares of capital stock or other equity interests of the Seller (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are held of record by the Persons and in the amounts set forth on Schedule 4.3(a), and (iii) were not issued or acquired by the holders thereof in violation of any Law, Contract or the preemptive rights of any Person. Other than the Parent, no other Person is the record holder of any shares of capital stock or other equity interests in the Seller.

(b) Except as set forth on Schedule 4.3(a), no shares of capital stock or other equity interests of the Seller are reserved for issuance or are held as treasury shares, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, Contracts, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Seller; (ii) there are no outstanding Contracts of the Seller, the Controlling Stockholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Seller, or securities or obligations of any kind convertible into any shares of capital stock or other equity interests of the Seller; (iii) there are no dividends which have accrued or been declared but are unpaid on the shares of capital stock or other equity interests of the Seller; (iv) there are no outstanding or authorized equity appreciation, phantom stock, stock plans, profit participation plans, equity plans or similar rights with respect to the Seller; and (v) there are no voting Contracts or other similar Contracts relating to the management or equity of the Seller. Other than the Parent, no other Person is the record holder of any capital stock or other equity interests in the Seller.

(c) The Seller has never purchased, redeemed or otherwise acquired any shares of capital stock or other equity interests of the Seller. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any shares of capital stock or other equity interests (including options, warrants or debt convertible into shares, options or warrants) of the Seller or any entity that has been merged into the Seller has given rise to any Legal Dispute by any Person that is enforceable against the Seller, the Parent, the Controlling Stockholders or the Purchaser, and no fact or circumstance exists that could give rise to any such Legal Dispute.

(d) The Seller has never owned and does not own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any corporation, limited liability company, partnership, joint venture or other entity.

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(e) Schedule 4.3(e) sets forth a correct and complete description (including amount) of all Indebtedness.

Section 4.4 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Owner Ancillary Documents, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any term or provision of the organizational documents of the Seller, (b) except as indicated on Schedule 4.12(a), any Company Contract or any License applicable to the Seller or any of its Controlling Stockholders, (c) any judgment, decree or order of any court or Governmental Entity or agency to which the Seller or any Controlling Stockholder is a party or by which the Seller or any Controlling Stockholder or any of their respective properties are bound, or (d) any Law or arbitration award applicable to the Seller or any Controlling Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Seller or any Controlling Stockholder in connection with the execution, delivery or performance of this Agreement or the Owner Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.

Section 4.5 Real Property.

(a) The Seller is not, and has never been, the owner of any real property.

(b) Schedule 4.5(b) sets forth a correct and complete legal description of the Leased Real Property.

(c) The Seller, as listed on Schedule 4.5(b), has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect.

(d) To Seller’s knowledge, no portion of the Leased Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, no Leased Real Property is subject to (i) any decree or order of any Governmental Entity (or, to the Knowledge of the Seller, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(e) The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. To Seller’s Knowledge, none of the buildings and improvements owned or utilized by the Seller is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material would reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, that is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements. To the Seller’s Knowledge, there is no condemnation, expropriation or similar Legal Dispute pending or, to the Knowledge of the Seller, threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Seller in the operation of the Business.

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Section 4.6 Title to Assets; Related Matters.

(a) Except as set forth on Schedule 4.6, the Seller has good and marketable title to all of the Assets, free and clear of all Liens except Permitted Liens.

(b) All equipment and other items of tangible personal property and assets included in the Assets (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course and (iii) conform in all material respects to all Laws applicable thereto. No Person other than the Seller owns any equipment or other tangible personal property or assets situated on the premises of the Seller, except for the leased items that are subject to personal property leases. Except as set forth on Schedule 4.6, since December 31, 2016, the Seller has not sold, transferred or disposed of any assets, other than sales and disposal of inventory in the Ordinary Course. Schedule 4.6 sets forth a correct and complete list and general description of each item of tangible personal property of the Seller (including leased personal property) having a book value of more than $5,000.

(c) The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the operations of the Business in accordance with the Seller’s past practices. None of the Excluded Assets are material to the Business.

Section 4.7 Financial Statements. Correct and complete copies of the Financial Statements are attached as Schedule 4.7 hereto. Except as expressly noted on Schedule 4.7, the Financial Statements have been prepared in accordance with GAAP from the books and records of the Seller, and such books and records have been maintained on a basis consistent with GAAP. Each balance sheet included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the financial position of the Seller, as applicable, as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows of the Seller for the periods set forth therein, in each case in accordance with GAAP (except as expressly noted therein or as disclosed on Schedule 4.7). Since December 31, 2016, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Seller. The Seller maintains accurate books and records reflecting each of their assets and liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

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Section 4.8 No Undisclosed Liabilities. Except as disclosed on Schedule 4.8, the Seller does not have any liability or obligation (whether absolute, accrued, contingent or otherwise) that is not adequately reflected or provided for in the Balance Sheet, except liabilities that have been incurred since December 31, 2017 in the Ordinary Course.

Section 4.9 Absence of Certain Changes. Except as set forth on Schedule 4.9, since December 31, 2017:

(a) (i) the Seller has conducted its business and operations in the Ordinary Course and (ii) there has not been any (A) change, occurrence, event, state of facts, effect or development that has resulted in or would be reasonably likely to result in a Material Adverse Effect or (B) damage, destruction, loss or casualty to property or assets of the Seller with a value in excess of $5,000, whether or not covered by insurance; and

(b) the Seller has:

(i) not (A) incurred any Indebtedness or indebtedness for borrowed money or issued any long-term debt securities or assumed, guaranteed or endorsed such obligations of any other Person, (B) made any loans, capital contributions, investments or advances to, or made any guarantees or other endorsements or incurred any liabilities (whether directly, contingently or otherwise) for the benefit of, any Persons or (C) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the Ordinary Course);

(ii) not except in the Ordinary Course: (A) acquired, or disposed of, any material property or assets; (B) mortgaged or encumbered any property or assets, other than Permitted Liens; or (C) expressly canceled any debts owed to or claims held by the Seller;

(iii) not entered into any Contracts that are or would constitute a Company Contract, except Contracts made in the Ordinary Course;

(iv) not entered into any Contracts with, or forgiven any loans to, any Affiliates, stockholders, directors, officers or employees of the Seller;

(v) except to the extent required by Law or any existing Contracts, not entered into, adopted, amended or terminated any Contract relating to the compensation or severance of any employee of the Seller, other than pursuant to annual compensation reviews in the Ordinary Course;

(vi) not made any change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by GAAP;

(vii) not made any amendment to its certificate of organization or limited liability company agreement (or equivalent organizational documents);

(viii) not declared or paid any dividends or distributions or repurchased or redeemed any shares of capital stock or other equity interests;

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(ix) not transferred, issued or sold any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Seller or split, combined or subdivided the capital stock or other equity interests of the Seller;

(x) not (A) made or granted any bonus or any compensation (including incentive compensation) or salary increase, or paid or agreed to pay any benefit to, including severance or termination pay (except as may be required by any existing Employee Benefit Plan), to any current (or former) manager, director, officer or employee (except to employees who are not officers in the Ordinary Course), (B) made or granted any increase in the coverage or benefits under any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, Employee Benefit Plan or severance Contract or employment Contract, (C) adopted any new employee benefit plan or arrangement, Employee Benefit Plan or severance Contract or employment Contract (except as required by Law), (D) terminated the employment of any of its officers or key employees (other than for cause) or (E) amended or terminated any existing employment, consulting, termination or severance, salary continuation, change of control, noncompete or other Contract regarding the terms and conditions of employment or payment of compensation or of a consulting or independent contractor relationship with the Seller or enter into any new such Contract.;

(xi) not (A) sold or transferred any asset, other than finished goods sold in the Ordinary Course, (B) granted, created, incurred or suffered to exist any Lien on any asset of the Seller, (C) written off as uncollectible any guaranteed check, note or account receivable or portion thereof, except in the Ordinary Course, (D) written down the value of any asset or investment on the books or records of the Seller, except for depreciation and amortization in the Ordinary Course or (E) canceled any debt or waived any claim or right (except as provided in Section 4.24(a));

(xii) (A) not engaged in any new line of business or activity or made any commitment with respect to the Seller, except in the Ordinary Course, and (B) maintained its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the leasing of its property or the conduct of its business requires such qualification;

(xiii) (A) maintained in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Seller and (B) not canceled or terminated any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xiv) maintained its (A) books and records in the Ordinary Course and (B) cash management practices in the Ordinary Course;

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(xv) other than in the Ordinary Course, not (A) cancelled or compromised Indebtedness or claim, (B) waived or released any right of material value or (C) instituted, settled or agreed to settle any Legal Dispute;

(xvi) not (A) acquired any third party or its business (whether by merger, acquisition of stock, acquisition of assets or otherwise), (B) solicited, negotiated with, encouraged, initiated or engaged in discussions or negotiations of any type with, or entered into any confidentiality Contract, letter of intent, purchase Contract, merger Contract or similar Contract with, any Person, (C) adopted a plan of complete or partial liquidation, dissolution, restructuring or recapitalization, (D) split, combined or reclassified any of its equity interests;

(xvii) not (A) entered into, modified or terminated any labor or collective bargaining Contract, (B) agreed to provide a labor organization access to employees of the Seller, (C) agreed to any neutrality Contract or other similar Contract with any labor organization, (D) agreed to any voluntary recognition of, or card check with, any labor organization or the National Labor Relations Board or (E) effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Seller;

(xviii) not made, amended or revoked any material Tax elections, changed any annual Tax accounting period, filed any amended Tax Returns, entered into any closing agreement, settled any Tax claim, audit or assessment, or surrendered any right to claim a Tax refund; or

(xix) not agreed to do any of the foregoing.

Section 4.10 Legal Proceedings. There is no Legal Dispute pending or threatened against, relating to or involving the Seller or its real or personal property (a “Legal Proceeding”). The Seller is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.11 Compliance with Laws. The Seller is (and has been at all times since inception) in compliance in all material respects with all applicable Laws. Except as set forth on Schedule 4.11, (a) the Seller has not been charged with, nor received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, the Seller is not otherwise now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity, (b) the Seller is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator and (c) the Seller has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date of this Agreement. The Seller does not sell, or has not ever sold, any product or provided any services to any Governmental Entity. The Seller is not currently a party or subject to any Contract with any Governmental Entity. The Seller is not debarred or suspended from doing business with any Governmental Entity.

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Section 4.12 Company Contracts.

(a) Schedule 4.12(a) sets forth a correct and complete list of the following Contracts to which the Seller is a party, by which the Seller or any property of any thereof is subject, or by which the Seller is otherwise bound, whether oral or written (the “Company Contracts”) (other than the Employment Agreements set forth on Schedule 4.14, the Company Benefit Plans set forth on Schedule 4.15(a) and the Insurance Contracts set forth on Schedule 4.17):

(i) all bonds, debentures, notes, loans, credit or loan Contracts or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Seller;

(ii) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);

(iii) all Contracts that (A) limit or restrict the Seller or any of its officers, directors, stockholders, employees or other equity holders, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (B) create or purport to create any exclusive or preferential relationship or arrangement; (C) otherwise restrict or limit the ability of the Seller to operate or expand the Business; (D) limit the freedom of the Seller to solicit, hire or employ any Person; (E) contain a “most favored nation” provision; or (F) impose, or purport to impose, any obligations or restrictions on Affiliates of the Seller;

(iv) all confidentiality Contracts, other than those entered into in the Ordinary Course;

(v) all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Seller of an amount in excess of $10,000;

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement, or the Closing, or in connection with the transactions contemplated hereby;

(vii) all Contracts granting any Person a Lien on all or any part of any asset;

(viii) all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(ix) all Contracts with any agent, distributor or representative that are not terminable without penalty on 30 days’ or less notice;

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(x) all Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(xi) all Contracts to which the Seller is a party (A) with respect to Company Intellectual Property licensed or transferred to any third party, (B) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Seller (excluding any shrink-wrap or click-wrap license for a Software program that is generally available from a commercial source for an annual license or royalty fee of less than $5,000 in the aggregate) or (C) pursuant to which use, commercial exploitation, assignability or enforcement of any Company Intellectual Property owned by the Seller is limited, restricted or prohibited, including territorial restrictions, field of use limitations, covenants not to sue and non-competition restrictions;

(xii) all Contracts providing for the indemnification or holding harmless of any officer, director, employee or other Person, other than in the Ordinary Course;

(xiii) all joint venture or partnership Contracts and all other Contracts providing for the sharing of any revenue or profits;

(xiv) all Contracts entered into involving the sale or purchase of assets, capital stock or other equity interest of any Person, other than in the Ordinary Course, or a merger, consolidation, business combination or similar transaction;

(xv) all customer Contracts (excluding work orders and purchase orders individually providing revenue to the Seller of an amount less than $10,000) for the provision of goods or services by the Seller; (these sales contracts are with General Surgical; provided that Parent and Seller are hereby assigning and releasing such Contracts to the Purchaser hereunder );

(xvi) all supply Contracts (excluding work orders and purchase orders individually requiring the Seller to spend an amount less than $10,000) for the provision of goods or services for the Seller; and

(xvii) all existing Contracts (other than those described in subsections (i) through (xviii) of this Section 4.12) (A) involving an annual commitment or annual payment to or from the Seller of more than $10,000 individually or (B) that is material to the Seller, individually or in the aggregate.

(b) Correct and complete copies of all Company Contracts have been made available to the Purchaser. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Seller and each other party to such Company Contracts. There is no existing default or breach of the Seller under any Company Contract (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of the Seller, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Company Contract. The Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Company Contract or entry in any new Contract applicable to the Seller or the real or personal property of the Seller that would be a Company Contract, other than in the Ordinary Course. Schedule 4.12(a) identifies with an asterisk each Company Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Contract or other instrument in connection with the transactions contemplated hereby.

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Section 4.13 Tax Returns; Taxes.

(a) Except as otherwise disclosed on Schedule 4.13(a): (i) all Tax Returns of the Seller required to have been filed in accordance with any applicable Law have been duly filed and are correct and complete in all material respects; (ii) all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid in full; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Seller were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns of the Seller have been paid in full, accrued on the books of the Seller or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes of the Seller are being asserted, proposed or, to the Knowledge of the Seller, threatened, and no audit or investigation of any Tax Return of the Seller is currently underway, pending or, to the Knowledge of the Seller, threatened; (vi) no claim has ever been made by a Taxing authority in a jurisdiction in which the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party; (viii) there are no outstanding waivers or Contracts by or on behalf of the Seller for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Seller or any other matter pending between the Seller and any Taxing authority; and (ix) there are no Liens against any property of the Seller for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any Liens for Taxes which are pending or, to the Knowledge of the Seller, threatened.

(b) The Seller has made available to the Purchaser correct and complete copies of all Tax Returns (together with any examination or audit work papers) relating to its respective operations for taxable periods ended on or after its inception.

(c) The Seller has at all times since the date it was organized been classified as a corporation for federal and applicable state and local income Tax purposes.

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Section 4.14 Officers and Employees. Schedule 4.14 contains a correct and complete list of (a) all of the officers of the Seller, specifying their position, annual rate of compensation, work location, length of service, and other benefits provided to each of them, respectively and (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Seller as of the date of this Agreement, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written Employment Agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or independent contractor or of the rendering of services by such independent contractor. Except as set forth on Schedule 4.14, the Seller is not a party to or bound by any Employment Agreement. The Seller has made available to the Purchaser correct and complete copies of each Employment Agreement to which the Seller is a party, or by which any of them is otherwise bound. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Seller. There is no existing default or breach of the Seller under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. The Seller has not misclassified any individual as (i) an independent contractor or employee leased from another employer, rather than as an employee, or (ii) an employee exempt from state, federal, provincial or other applicable overtime regulations. All officers and employees of the Seller are active as of the date of this Agreement. Neither the Seller nor any Controlling Stockholder has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Seller with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. To the Knowledge of the Seller, no employee or independent contractor has notified the Seller that such employee or independent contractor intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 4.15 Company Benefit Plans.

(a) Set forth on Schedule 4.15(a) is a list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Seller has made available to the Purchaser correct and complete copies of each of the following: (i) the plan document, together with all amendments, or if unwritten, a written summary of all material plan terms; (ii) where applicable, any trust Contracts, insurance policies and other documents establishing other funding arrangements; (iii) any summary plan descriptions and employee handbooks; (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination (or opinion) letter, if any, from the Internal Revenue Service (the “IRS”); (v) all filings required to be made with any Governmental Entity during the two calendar years preceding the date of this Agreement; (vi) the two most recent financial statements and actuarial valuation reports thereof; and (vii) any materials relating to any government investigation or audit or any submission under any voluntary compliance procedures.

(b) Neither the Seller nor any ERISA Affiliate has ever maintained or been required to contribute to any benefit plan subject to Title IV of ERISA, or subject to Section 412 of the Code or Section 302 of ERISA. Neither the Seller nor any ERISA Affiliate has ever has been required to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by the Seller.

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(c) Each Company Benefit Plan, including any associated trust or fund, has been administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan, and, to the Knowledge of the Seller, no event has occurred and no facts or circumstances exist that would cause the IRS to revoke or fail to issue such letter. The Seller has not filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(d) None of the Seller, nor, to the Knowledge of the Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Seller to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(e) All contributions, assessments and premium payments required to be made on account of each Company Benefit Plan have either been made or accrued on the financial statements of the Seller, and the Seller has timely deposited all amounts withheld from employees into appropriate trusts or accounts, and no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year. There are no existing or, to the Knowledge of the Seller, threatened Legal Disputes relating to a Company Benefit Plan, other than routine claims for information or benefits in the Ordinary Course and, to the Knowledge of the Seller, there is no reasonable basis for any such Legal Disputes (other than such routine claims).

(f) Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Benefit Plan or Non-U.S. Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Seller has not any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Each Company Benefit Plan may be amended or terminated by the Seller without any material liability (except Ordinary Course administration expenses).

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Seller under any Company Benefit Plan; (ii) result in any severance, termination or similar types of payments or benefits; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Seller.

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(h) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i) The Seller and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Seller or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws. Set forth in Schedule 4.15(a) is a correct and complete list of Company Health Plans that indicates each plan’s classification in each year since 2010 as a non-grandfathered, grandfathered, excepted benefit or exempt plan for purposes of compliance with the Healthcare Reform Laws.

Section 4.16 Labor Relations.

(a) Except as set forth in Schedule 4.16(a), (i) the Seller is not a party to any collective bargaining agreement, Contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; (ii) the Seller is not currently engaged in any negotiation with any trade union or employee organization; (iii) the Seller has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to the Knowledge of the Seller, threatened complaint regarding any alleged unfair labor practices as so defined; (iv) there is no strike, labor dispute, work slowdown or stoppage pending or, to the Knowledge of the Seller, threatened against the Seller; (v) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of the Seller, threatened against the Seller; (vi) the Seller has not experienced any material work stoppage; (vii) the Seller is not the subject of any union organization effort; (viii) there are no Legal Disputes pending or, to the Knowledge of the Seller, threatened against the Seller related to the status of any individual as an independent contractor or employee; and (ix) the Seller has complied in all respects with WARN.

(b) The Seller is in compliance in all material respects with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination, the payment withholding of Taxes and the termination of employment, including occupational safety and health standards and similar foreign, state or local Law.

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(c) Schedule 4.16(c) contains a correct and complete list of (i) all of the employees of the Seller, specifying each employee’s job title, date of hire, location, base salary and other compensation, and classification as exempt or non-exempt under applicable wage and hour Laws, together with an appropriate notation next to the name of any employee on such list who is subject to any Employment Agreement; and (ii) all individuals engaged by the Seller as independent contractors as of the date of this Agreement and at any time during the prior 12 months, specifying each individual’s commencement date, location, and compensation, together with an appropriate notation next to the name of any individual on such list who is subject to any Employment Agreement. All current and former employees of the Seller who have been classified as exempt under applicable wage and hour Laws have been properly classified and treated as such. All individuals who have provided services to the Seller as independent contractors have been properly classified as independent contractors, rather than as employees of the Seller, for purposes of all applicable Laws and Employee Benefit Plans.

(d) All individuals employed by the Seller are lawfully permitted to work in the U.S. The Seller has not received a notification from the U.S. Department of Homeland Security, the Social Security Administration or any other Governmental Entity that the social security number it has for one or more employees does not match the records of such Governmental Entity. The Seller is and has been in compliance in all material respects with all applicable Laws regarding immigration and employment of non-citizen workers, including all Form I-9 requirements and other documentation requirements with respect thereto.

Section 4.17 Insurance Policies. Schedule 4.17 sets forth a list of all policies of insurance maintained, owned or held by the Seller as of the date of this Agreement (collectively, the “Insurance Contracts”), including the policy limits or amounts of coverage, deductibles or self-insured retentions, and annual premiums with respect thereto, correct and complete copies of which have been made available to the Purchaser. All such Insurance Contracts are valid and binding in accordance with their terms, are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, no notice of cancellation or termination has been received by the Seller with respect to any such policy and the Insurance Contracts will continue in effect after the Closing Date. The Seller has not received written notice that (a) it has breached or defaulted under any of such Insurance Contracts, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. Except as set forth in Schedule 4.17, the Seller is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has the Seller failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has the Seller never been denied or turned down for insurance coverage. Except as set forth on Schedule 4.17, (i) the Seller has not made any claim under any such policy during the three-year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to the Seller, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (ii) no insurer has threatened in writing to cancel any such policy.

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Section 4.18 Environmental, Health and Safety Matters. Except as set forth on Schedule 4.18:

(a) the Seller possess all material Permits and approvals required under, and each is in compliance in all material respects with, all Environmental Laws, and the Seller is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder;

(b) the Seller has not entered into or agreed to enter into, and the Seller has not contemplated entering into, any consent decree or order, and the Seller is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(c) the Seller has not been alleged to be in violation of, and has not been subject to any Legal Dispute pursuant to, applicable Environmental Laws either now or any time since December 31, 2010;

(d) the Seller has made available to the Purchaser correct and complete copies of all reports, correspondence, memoranda, computer data and the correct and complete files relating to environmental matters of the Seller; and

(e) there has not occurred, nor is there presently occurring, a Release of Hazardous Material on, into or beneath the surface of any Leased Real Property, in an amount requiring notice or report to a Governmental Entity; and

(f) the Seller has not imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 4.19 Intellectual Property.

(a) Schedule 4.19(a) contains a description of the Company Intellectual Property, which identifies all Company Registered Intellectual Property (including registration number, application number, patent number, filing date, issue date, mark or title, and jurisdiction), and identifies that which is owned and that which is licensed by the Seller.

(b) Except as set forth on Schedule 4.19(a), no Company Intellectual Property owned by the Seller or product or service marketed or sold by the Seller is subject to any Legal Dispute or outstanding decree, order, judgment, Contract or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Seller or (ii) that may affect the validity, use or enforceability of such Company Intellectual Property or any such product or service. Each item of Company Registered Intellectual Property owned by the Seller is valid, enforceable and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property owned by the Seller have been made and all necessary documents, recordations and certifications in connection with the maintenance, renewal and recordation of ownership of such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the U.S. or foreign jurisdictions.

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(c) Except as set forth on Schedule 4.19(a), the Seller owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to, each item of Company Intellectual Property, which will continue unaffected by the consummation of the transactions contemplated in this Agreement, free and clear of any Lien. The Company Intellectual Property shall be owned by the Purchaser immediately after the Closing Date. Except as set forth on Schedule 4.19(a), the Seller is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used by the Seller in connection with the advertisement, marketing or sale of any products or the provision of any services of the Seller, free and clear of all Liens. Except as set forth on Schedule 4.19(a), the Seller has not granted any rights or interest in the Company Intellectual Property to a third party except for non-exclusive licenses granted to end users or customers for Company Proprietary Software in object code format. The Company Intellectual Property includes all of the Intellectual Property necessary and sufficient for the operation of the Business in the same manner as currently conducted and as proposed to be conducted.

(d) Except as set forth on Schedule 4.19(a), The Seller owns exclusively and has good title to all copyright works, including Software, of the Seller that (i) are products of the Seller or used in connection with the provision of services by the Seller or (ii) the Seller owns or otherwise expressly purports to own, free and clear of all Liens.

(e) Except as set forth on Schedule 4.19(a), each Person who is or was an employee of the Seller and who is or was involved in the creation or development of any Company Intellectual Property owned by the Seller, has signed a valid, enforceable agreement containing an assignment of Intellectual Property rights pertaining to such created Intellectual Property to the Seller. Except as set forth on Schedule 4.19(a), to the extent that the Company Intellectual Property has been developed or created by a third party for the Seller, the Seller has a written Contract with such third party with respect thereto and the Seller either (i) has ownership of and is the exclusive owner of, or (ii) has an irrevocable license (sufficient for the operations of the Seller as currently conducted and as proposed to be conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of Law or by valid assignment, to the fullest extent it is legally possible to do so.

(f) The operations of the Seller as currently conducted and as proposed to be conducted, including the Seller’s design, development, marketing and sale of the products or services of the Seller (including with respect to products or services currently under development) and the Company Intellectual Property owned by the Seller, has not, does not and shall not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of the Seller, constitute unfair competition or trade practices under the Laws of any jurisdiction.

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(g) The Seller has no Knowledge of, and has not received written notice of or any other overt threat from any third party, that the operation of the Seller as it is currently conducted and as proposed to be conducted, or any act, product or service of the Seller, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(h) To the Knowledge of the Seller, no Person has or is infringing or misappropriating any Company Intellectual Property.

(i) The Seller has taken reasonable steps to protect the rights of the Seller in the Confidential Information and any trade secret or confidential information of third parties used by the Seller, and, without limiting the generality of the foregoing, the Seller has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality Contract in substantially the form made available to the Purchaser, and, except under confidentiality obligations, there has not been any disclosure by the Seller of any Confidential Information or any such trade secret or confidential information of third parties.

(j) Except as set forth on Schedule 4.19(a), the Company Intellectual Property owned, used or held for use by the Seller immediately prior to completion of the transactions contemplated by this Agreement shall be owned by the Seller after the Closing without payment (or incurring an obligation to make any payment) of fees, royalties or other expenses to a third party or consent of a third party. Without limiting the foregoing, Parent has no right, title or interest in, and does not own or control, any Company Intellectual Property.

Section 4.20 Software and Computer Systems.

(a) Schedule 4.20 sets forth a correct and complete list of: (i) the Company Proprietary Software and (ii) the Company Licensed Software, none of which is material to the Company’s business. The Seller has the right to use the Company Software, which will continue unaffected by the consummation of the transactions contemplated in this Agreement, free and clear of all Liens. The relevant data stored by Company Software up to the Closing Date shall be owned by the Purchaser immediately after the Closing Date on terms and conditions substantially similar to those under which the Seller owned or used the relevant data stored by Company Software immediately prior to the Closing Date, and may be transferred or downloaded into a file format usable by Purchaser without expense or delay.

(b) Except as set forth on Schedule 4.20, the Seller has all right, title and interest in and to the Company Proprietary Software, free and clear of all Liens. Except as set forth on Schedule 4.20, the Seller has developed the Company Proprietary Software through the efforts of their employees and for their own account and such Company Proprietary Software does not incorporate any contributions made by a third party developer, contractor or consultant. The use of the Company Software does not breach any term of any license or other Contract between the Seller, on the one hand, and any third party, on the other hand. The Seller is in compliance with the terms and conditions of all license Contracts in favor of the Seller relating to the Company Licensed Software.

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(c) To the Knowledge of the Company, the Company Proprietary Software does not infringe or misappropriate any Intellectual Property right of any third party. The source code for the Company Proprietary Software is and has been maintained in confidence and is not maintained (or required to be maintained) in a software escrow for any customer or other Person. The Seller has actual possession of the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level language used for the development, maintenance, implementation and use of the Company Proprietary Software.

(d) The Company Proprietary Software was: (i) developed by the Seller’s employees working within the scope of their employment at the time of such development or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller ownership of all of its Intellectual Property rights in the Company Proprietary Software; or (iii) acquired by the Seller in connection with acquisitions in which the Seller obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to Intellectual Property rights in the Company Proprietary Software. The Seller has not received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(e) Except as set forth on Schedule 4.20, the Seller has not granted any rights in the Company Software to any third party except for non-exclusive licenses granted in the Ordinary Course to end users or customers for Company Proprietary Software in object code format.

(f) The Company Proprietary Software operates in all material respects in accordance with and conforms in all material respects to any specification, manual, guide, description and other similar documentation delivered by the Seller to customers, end-users, original equipment manufacturers or resellers.

(g) Schedule 4.20(g) contains a list and description of all Open Source Software incorporated, embedded in or used by the Company Proprietary Software or used by the Seller in any product or in connection with any service, and describes: (i) the manner in which any Copyleft Software is used; (ii) whether (and, if so, how) such Copyleft Software has been modified by or for the Seller; (iii) whether (and, if so, how) such Copyleft Software is distributed (e.g., electronically, on disc, with any Company Software, separate from any Company Software) by or for the Seller or any licensee of the Seller; and (iv) whether (and if so, how) such Copyleft Software is integrated with, interacts with or links to (dynamically or statically) other portions of any Company Proprietary Software. No part of the Company Proprietary Software or any product or service of the Seller is licensed, distributed or disclosed, or required by the terms of any Open Source License to be licensed, distributed or disclosed, pursuant to such Open Source License. The use and distribution of all Open Source Software by the Seller is in full compliance with all Open Source Licenses applicable thereto.

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(h) The Seller has not experienced any material disruption to, or material interruption in, the conduct of the Business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer software or technology used by the Seller. The computer systems, including computer software, computer hardware, networks, interfaces, servers, storage devices, data communication services, computer network services, Internet access services, and cloud-based mass data storage services and related information technology systems and services, which are owned, licensed, leased or used by the Seller (collectively, the “Company Systems”) are sufficient for the needs of the Business as currently conducted and as proposed to be conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Seller has purchased a sufficient number of license seats for all computer software licensed to the Seller by a third party and used by the Seller the operation of the Business as currently conducted. The Seller uses commercially reasonable efforts to protect the Company Systems from becoming infected by viruses and other malicious code. The Seller has taken commercially reasonable steps to provide for the security, continuity and integrity of the Company Systems and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby and to guard against any unauthorized access or use thereof. There have not been any unauthorized intrusions or breaches of the security of any of the Company Systems or any unauthorized access or use of any of the data or information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information. The Seller has implemented, tested and maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities in connection with the Business as presently conducted and act in compliance therewith.

Section 4.21 Data Privacy. The Seller has complied in all material respects with all Laws and contractual and fiduciary obligations relating to the protection and security of personally identifiable information relating to individuals (collectively, “Personal Data”) to which the Seller is currently or was then subject. The Seller has not received any written inquiries from or been subject to any Legal Dispute by any Governmental Entity regarding their compliance with the foregoing. The Seller has established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of all Personal Data in connection with the Business consistent and compliant in all material respects with applicable Law relating to privacy and data protection. The Seller has complied in all material respects with all rules, policies and procedures established by the Seller from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Seller. No Legal Dispute alleging (a) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (b) any breach, misappropriation, or unauthorized disclosure, access, use or dissemination of any Personal Data has been asserted or, to the Knowledge of the Seller, threatened against the Seller by any Person. There has not been (i) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, access, use or dissemination of any Personal Data. The Seller has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to reasonably ensure that any Personal Data collected by the Seller is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.

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Section 4.22 Transactions with Affiliates. Except as set forth on Schedule 4.22, no employee, officer, director, stockholder, Affiliate of the Seller, direct or indirect equityholder of the Seller or any individual in such officer’s, director’s or stockholder’s or Affiliate’s immediate family (collectively, the “Seller Affiliates”) is a party to any material Contract, commitment or transaction with the Seller or has any interest in any Contract or property used by the Seller (collectively, the “Related Party Agreements”). To the Seller’s Knowledge, except as set forth on Schedule 4.22, neither the Seller nor any of its Affiliates, employees, officers or directors possesses, directly or indirectly, any financial interest in, or is an employee, officer or director of, any Person that is a material client, supplier, customer, lessor, lessee, or competitor of the Seller. All intercompany balances, notes receivable and notes payable (the “Affiliate Loans”) of the Seller by or to any of Seller Affiliates shall not result in any liability to Purchaser and shall not be Assumed Liabilities hereunder. Schedule 4.22 sets forth a correct and complete list of all Affiliate Loans and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date of this Agreement.

Section 4.23 Customer and Supplier Relations. Schedule 4.23 contains a correct and complete list of the names and addresses of the Customers and Suppliers of the Seller, and the amount of sales to or purchases from each such Customer or Supplier during the 12-month period ended December 31, 2017. The Seller maintains good relations with each of the Customers and Suppliers and, to the Knowledge of the Seller, no event has occurred that could materially and adversely affect the Seller’s relations with any Customer or Supplier. Except as set forth on Schedule 4.23, no Customer or Supplier has during the last 12 months cancelled, terminated or, to the Knowledge of the Seller, made any threat to cancel or otherwise terminate any of its Contracts with the Seller or to decrease its usage or supply of the Seller’s services or products of the Business. The Seller has no Knowledge to the effect that any current Customer or Supplier may terminate or materially alter its business relations with the Seller, either as a result of the transactions contemplated hereby or otherwise.

Section 4.24 Notes and Accounts Receivable.

(a) Notes. All notes receivable and notes payable of the Seller owing by or to any director, officer, employee or Affiliate of the Seller or by or to any Controlling Stockholder have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged prior to the date of this Agreement.

(b) Accounts Receivable. Except as set forth on Schedule 4.24(b), all receivables reflected on the Balance Sheet (net of any reserves shown thereon) (i) are and will be valid, existing and collectible in a manner consistent with the Seller’s past practice without resort to Legal Disputes or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course and (iii) are not and will not be subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. The Seller has not factored any of its receivables.

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(c) Accounts Payable. The accounts payable of the Seller reflected on Schedule 2.4(b)(ii) arose or will arise from bona fide transactions in the Ordinary Course.

Section 4.25 Licenses. Schedule 4.25 is a correct and complete list of all Licenses held by the Seller. The Seller possesses and is in compliance in all material respects with all Licenses required to conduct the Business as now being conducted and as proposed to be conducted. All such Licenses are valid, binding and in full force and effect. The Seller is not in default under, and no condition exists that, with notice or lapse of time or both, would constitute a default under, any such License. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity. The Seller has taken all necessary action to maintain each License. No loss or expiration of any License is pending or, to the Knowledge of the Seller, threatened (other than expiration upon the end of any term).

Section 4.26 Product and Service Warranties and Guaranties. Except as set forth on Schedule 4.26, the Seller does not make any express warranty or guaranty as to goods sold, or services provided by, the Seller (a “Warranty”), and there is no pending or, to the Knowledge of the Seller, threatened claim alleging any breach of any Warranty. Except as set forth on Schedule 4.26 (attached to which are copies of all Warranties), the Seller does not have any exposure to, or liability under, any Warranty (i) beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Seller, or (ii) that would have a material adverse effect on the Seller or its operations.

Section 4.27 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.27, neither the Seller nor any Controlling Stockholder, nor any officer, stockholder, director or employee of the Seller nor any Affiliate of the Seller, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. The Controlling Stockholders are solely responsible for the fees and expenses of any broker set forth on Schedule 4.27.

Section 4.28 FDA Regulatory Matters.

(a) Except as set forth on Schedule 4.28(a), the Seller is in compliance with all applicable Laws, statutes (including the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §321 et. seq.), rules, regulations, mandatory standards, and orders administered or issued by the U.S. Food and Drug Administration (the “FDA”) or any applicable, comparable foreign governmental regulatory authority, including requirements related to premarket clearance, exemption from premarket clearance, premarket approval, establishment registration and product listing, medical device reporting, corrections and removals, import and export requirements, product labeling, promotional materials and advertising, qualification, purchasing, controls, product testing, and good manufacturing practices, except for such noncompliance that would not, individually or in the aggregate, require payment by or a loss to the Seller of more than $10,000.

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(b) The Seller has not been charged with, nor received any written notice or other written communication from the FDA or any comparable Governmental Entity alleging, any violation of any Laws by the Seller relating to the Business. The Seller is not the subject of any investigation that is pending or, to the Knowledge of the Seller, proposed or threatened by the FDA or any comparable Governmental Entity. The Seller is not subject to any obligation arising under any judicial, administrative, or regulatory action, FDA inspection, FDA warning letter, FDA untitled letter, FDA notice of violation letter or other written communication from the FDA or a comparable Governmental Entity or other written notice, response, or commitment made to or with the FDA or a comparable Governmental Entity. The Seller has not received any information regarding, nor has Knowledge of, any facts or circumstances that furnish any reasonable basis for any Form FDA-483 inspectional observations, untitled letter, notice of violation letter, warning letter, or similar communication from the FDA, or any comparable Governmental Entity.

(c) No seizure, denial, withdrawal, recall, detention, field notification, field correction, termination or suspension of manufacturing or marketing, import alert, or safety alert relating to any product manufactured or distributed by the Seller (the “Products”) has been initiated, proposed, requested, or threatened. The Seller has not received any information regarding, nor has any Knowledge of, any facts or circumstances reasonably likely to cause any such action.

(d) Each filing, submission or other communication to the FDA or any comparable Governmental Entity in any other jurisdiction made by the Seller was correct and complete in all material respects as of the date hereof. The Seller has notified the FDA and all such Governmental Entities of any changes to such filing or submissions as required by Law.

(e) The Seller possesses all certificates, authorizations, permits, registrations, clearances, approvals, and licenses issued, and exemptions (including 510(k) premarket notification and investigational device exemptions) authorized by the FDA and comparable foreign Governmental Entities necessary to conduct the Business, including to research, develop, manufacture, process, produce, sell, market, distribute, and transport its products (“FDA Permits”). The Seller does not import or export any products. The Seller has fulfilled all material obligations under each FDA Permit, and no event has occurred that would reasonably be expected to constitute a violation or to cause revocation or termination of any such FDA Permit. To the Knowledge of the Seller, neither the FDA nor any other comparable Governmental Entity is considering limiting, suspending or revoking any such FDA Permit or changing the regulatory classification or labeling of any Product. Except as set forth on Schedule 4.28(e), to the Knowledge of the Seller, any third party that is a supplier, manufacturer, or contractor for the Seller is in material compliance with all applicable Laws administered or issued by the FDA or comparable Governmental Entities to the extent they pertain to the manufacture of the Products or product components for the Seller.

(f) There has not been any accident, occurrence or event that is caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of the Seller or any of its Affiliates which resulted in significant injury or death to any Person or significant damage to any property.

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Section 4.29 Ethical Practices. Neither the Seller nor any representative thereof has offered or given, and the Seller has no Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Seller in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Seller in obtaining or retaining business for, with, or directing business to, any Person.

Section 4.30 Undisclosed Payments. Neither the Seller nor any of its officers, stockholders or directors, nor anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the Seller’s books and records in connection with or in any way relating to or affecting the Seller.

Section 4.31 Disclosure. No representation or warranty by the Seller, the Parent, General Surgical or any Controlling Stockholder in this Agreement, and no statement in the Schedules or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Seller, the Parent, General Surgical or any Controlling Stockholder pursuant to this Agreement or as part of the Seller, the Parent, General Surgical or any Controlling Stockholder’s diligence production contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in this Agreement or therein not misleading.

Article V
REPRESENTATIONS AND WARRANTIES RELATING TO THE PARENT AND GENERAL SURGICAL

The Seller, the Parent, General Surgical and the Controlling Stockholders hereby, jointly and severally, represent and warrant to the Purchaser as follows:

Section 5.1 Authorization. Each of the Parent and General Surgical (collectively, the “Parent Parties”) has the right, power, authority and capacity to execute and deliver this Agreement and each Owner Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Owner Ancillary Documents by each of the Parent Parties and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of each of the Parent Parties. This Agreement has been, and the Owner Ancillary Documents shall be as of the Closing Date, duly executed and delivered by each of the Parent Parties, and do or shall, as the case may be, constitute the valid and binding agreement of each of the Parent Parties enforceable against each of the Parent Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

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Section 5.2 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Owner Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions of this Agreement and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any Contract, permit, franchise, license or other instrument applicable to any of the Parent Parties, (b) any judgment, decree or order of any Governmental Entity to which any of the Parent Parties is a party or by which any of the Parent Parties or any of its properties are bound, or (c) any Law or arbitration award applicable to any of the Parent Parties.

Section 5.3 Ownership of Equity.

(a) The Parent has good and valid title to and beneficial ownership of the number of shares of capital stock of the Seller set forth next to the Parent’s name on Schedule 4.3(a), and such shares are (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens.

(b) Other than the shares of capital stock listed on Schedule 4.3(a), the Parent owns no shares of capital stock or any other equity security of the Seller, or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.

Section 5.4 Legal Disputes. There is no Legal Dispute pending or, to the knowledge of any of the Parent Parties, threatened against, relating to or involving any of the Parent Parties or its real or personal property that could reasonably be expected to adversely affect any of the Parent Parties’ ability to consummate the transactions contemplated by this Agreement.

Article VI
INDIVIDUAL REPRESENTATIONS AND
WARRANTIES of EACH OF THE CONTROLLING STOCKHOLDERS

Each of the Controlling Stockholders, severally and not jointly, represents and warrants to the Purchaser as follows:

Section 6.1 Authorization. Such Controlling Stockholder has the right, power, authority and capacity to execute in their individual capacity and deliver this Agreement and each Owner Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Owner Ancillary Documents by such Controlling Stockholder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of such Controlling Stockholder. This Agreement has been, and the Owner Ancillary Documents shall be as of the Closing Date, duly executed and delivered by such Controlling Stockholder, and do or shall, as the case may be, constitute the valid and binding agreement of such Controlling Stockholder enforceable against such Controlling Stockholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

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Section 6.2 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Owner Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions of this Agreement and thereof do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any Contract, permit, franchise, license or other instrument applicable to such Controlling Stockholder, (b) any judgment, decree or order of any Governmental Entity to which such Controlling Stockholder is a party or by which such Controlling Stockholder or any of its properties are bound, or (c) any Law or arbitration award applicable to such Controlling Stockholder.

Section 6.3 Ownership of Equity.

(a) Such Controlling Stockholder has good and valid title to and beneficial ownership of the number of shares of Series A Non-Convertible Preferred Stock of the Parent set forth next to such Controlling Stockholder’s name on Schedule 4.3(a), and such shares are (i) validly issued, fully paid, and nonassessable, and (ii) free and clear of all Liens.

(b) No Controlling Stockholder owns no shares of capital stock or any other equity security of the Seller, or any option, warrant, right, call, commitment or right of any kind to have any such equity security issued.

Section 6.4 Legal Disputes. There is no Legal Dispute pending or, to the knowledge of such Controlling Stockholder, threatened against, relating to or involving such Controlling Stockholder or its real or personal property that could reasonably be expected to adversely affect such Controlling Stockholder’s ability to consummate the transactions contemplated by this Agreement.

Section 6.5 Amounts Owed to Controlling Stockholders. The Seller does not owe and is not obligated to pay such Controlling Stockholder any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the Ordinary Course.

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Article VII
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, the Parent, General Surgical and the Controlling Stockholders as follows:

Section 7.1 Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 7.2 Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 7.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions of this Agreement and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the organizational documents of the Purchaser, (b) any Contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any Law applicable to the Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.

Section 7.4 Legal Disputes. There is no Legal Dispute pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser or its real or personal property that would not, either individually or in the aggregate, have a material adverse impact on the ability of the Purchaser to consummate the transactions contemplated hereby, or by the Purchaser Ancillary Documents.

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Article VIII
CERTAIN COVENANTS AND AGREEMENTS

Section 8.1 Public Announcements. Following the date of this Agreement, the Purchaser may issue such press releases or public announcements, and make such other public disclosures related to this Agreement or the transactions contemplated hereby as it determines are required or deems appropriate, provided that the Seller and/or Parent reasonably approves the form and content of such disclosure. Purchaser is aware that Parent (including General Surgical and Seller) are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”) and therefore, any disclosure must take this into account so that Parent may make timely disclosure as required under the Securities Exchange Act of 1934, as amended, and regulation promulgated by the SEC. None of the Seller, the Parent, General Surgical or the Controlling Stockholders will issue or make any report, statement or release to the public (including employees, customers and suppliers of the Seller) with respect to this Agreement or the transactions contemplated hereby without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Seller or its affiliates shall not be bound by any restrictions in making any disclosure required by law.

Section 8.2 Company Benefit Plans.

(a) Prior to the date of this Agreement, the Seller shall have made all required contributions and paid all premiums required under each Company Benefit Plan, including any employer matching and profit sharing contributions, which are due on or before the Closing Date.

(b) On or prior to the date of this Agreement, with respect to all of the Seller’s employees, the Seller shall contribute all contributions to any Company Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Seller (each, a “Seller 401(k) Plan”) (i) which are required to be made on or before the Closing Date under such Seller 401(k) Plan, and (ii) which relate to service or employee salary deferral contributions on or prior to the Closing Date, whether or not required to be made on or prior to the Closing Date under such Seller 401(k) Plan.

(c) Except as specifically set forth in this Agreement: (i) the Purchaser shall not be obligated to assume, continue or maintain any of the Company Benefit Plans, (ii) except as set forth in Section 8.7(g), no assets or liabilities of the Company Benefit Plans shall be transferred to, or assumed by, the Purchaser or the Purchaser’s benefit plans, and (iii) except as set forth in Section 8.7(g), the Seller shall be solely responsible for funding or paying any benefits under any of the Company Benefit Plans, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of the Seller and any of its ERISA Affiliates.

(d) The Seller shall be responsible for administering the Company Benefit Plans following the Closing Date and shall designate a person to whom the Transferred Employees may direct any questions about benefits due to them under the Company Benefit Plans after the Closing.

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(e) Nothing in this Agreement, express or implied, shall: (i) confer upon any employee of the Seller, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, or (ii) be interpreted to prevent or restrict the Purchaser from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any Company Benefit Plan, employee benefit or compensation plan, program or arrangement, after the Closing Date.

Section 8.3 Insurance. If requested by the Purchaser, the Seller shall in good faith reasonably cooperate with the Purchaser to work with Seller’s current insurance broker in Purchaser’s efforts to obtain, following the Closing, the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Seller that are currently in force. All costs relating to the actions described in this Section 8.3 shall be borne by the Purchaser.

Section 8.4 Confidential Information. Each of the Seller, the Parent, General Surgical and the Controlling Stockholders shall hold in confidence at all times following the date of this Agreement all Confidential Information and shall not disclose, publish or make use of such Confidential Information at any time following the date of this Agreement without the prior written consent of the Purchaser.

Section 8.5 Certain Tax Matters.

(a) All transfer, documentary, sales, use, stamp, value-added, registration and other such Taxes and fees (“Transfer Taxes”), including any penalties and interest, incurred in connection with this Agreement shall be paid by the Seller when due. The Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) The Parties agree (i) that for U.S. federal and all applicable state and local income Tax purposes, any liability that is assumed by the Purchaser in connection with the transactions contemplated by this Agreement and that is attributable to deferred revenue shall not be treated as giving rise to taxable income of the Purchaser and (ii) not to take any position on any Tax Return that is inconsistent with the treatment described in clause (i) of this Section 8.5(b).

Section 8.6 Consents. The Seller shall, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of each such Non-Assignable Contract available to the Purchaser following the Closing, and (c) enforce following the Closing, at the request of the Purchaser and at the expense and for the account of the Purchaser, any right of the Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). The Seller will not take any action or suffer any omission that would limit or restrict or terminate the benefits to the Purchaser of any such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to the Purchaser, the Seller is ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Seller is otherwise required to do so by Law; provided that if any such order is appealable, the Seller will, at the Purchaser’s cost and expense, take such actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser and the Seller within three business days following receipt of such approval or consent.

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Section 8.7 Employees.

(a) Transferred Employees. The Purchaser has made available to the Seller in writing a list of employees and/or independent contractors of the Seller to whom the Purchaser intends to offer employment (the “Named Employees”). The Seller shall terminate, effective as of the of this Agreement, all of the Named Employees except as otherwise provided in this Section 8.7. The Purchaser shall offer employment, on an “at will” basis on such terms and conditions as the Purchaser may determine, to all of the Named Employees who are actively at work on the of this Agreement. Named Employees of the Seller who accept such offer are, as of the time they first perform services for the Purchaser, referred to herein as the “Transferred Employees”. Except as provided herein, the Purchaser shall have no obligation of any kind to offer employment or otherwise with respect to any employee of the Seller. For these purposes “actively at work” means: (i) any employee who has averaged a minimum of 30 hours per week in a permanent position in the last three months prior to the of this Agreement; (ii) any employee absent on the of this Agreement due to the FMLA or similar Laws; (iii) any employee absent on the of this Agreement due to maternity leave under the Seller’s maternity or short-term disability leave policies; (iv) any employee absent on the of this Agreement due to military duty; (v) any employee absent on the of this Agreement due to jury duty; and (vi) any employee absent on the of this Agreement due to vacation, personal day, or scheduled day off consistent with the Seller’s employment policies.

(b) COBRA Coverage. To the extent the Seller or any ERISA Affiliate maintains a “group health plan” on or after the of this Agreement, the Seller shall be solely responsible for offering and providing any COBRA Coverage (i) with respect to any “qualified beneficiary” who previously elected to receive COBRA Coverage under any Company Benefit Plan that is a “group health plan” and (ii) with respect to those employees or former employees of the Seller or any ERISA Affiliate who may become eligible to receive COBRA coverage on or prior to the of this Agreement or in connection with the transactions contemplated by this Agreement. To the extent the Seller and each of its ERISA Affiliates cease providing any “group health plan” after the Closing Date and to the extent required by the regulations issued under Code Section 4980B, if the Purchaser is treated as a successor employer to the Seller for purposes of providing COBRA Coverage with respect to any “qualified beneficiary” who is covered on the Closing Date by a Company Benefit Plan that is a “group health plan”, then the Purchaser shall provide COBRA Coverage to the extent required by Law, and the Seller shall reimburse the Purchaser for all costs, liabilities, fees and expenses incurred by the Purchaser as a result of its treatment as a successor employer. Subject to the above, the Purchaser shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employee who becomes covered by a group health plan sponsored or contributed to by the Purchaser and who experiences a “qualifying event” following the Closing Date while covered under a Purchaser group health plan. For the purposes of this Agreement, “qualified beneficiary,” “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code.

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(c) Information. The Seller shall provide the Purchaser all information relating to each Transferred Employee as the Purchaser may reasonably request in connection with its employment of such persons, including initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by the Purchaser and such information shall be correct and complete in all respects. The Seller shall permit the Purchaser to contact and make arrangements with each Transferred Employee regarding such Transferred Employee’s employment or prospective employment by the Purchaser after the Closing Date, and the Seller agrees not to discourage any such Transferred Employee from consulting with the Purchaser.

(d) FMLA Information. The Seller has provided the Purchaser a list of (i) each employee who is eligible to request FMLA leave as of the Closing Date and the amount of FMLA leave utilized by each such employee during the current year; (ii) each employee who will be on FMLA leave at the Closing Date and his or her job title and description, salary and benefits; and (iii) each employee who has requested FMLA leave to begin after the Closing Date, a description of the leave requested and a copy of all notices provided to such employee regarding such leave.

(e) Communications. Neither the Controlling Stockholders, the Seller, the Parent, General Surgical nor their respective Affiliates, officers, directors, managers, employees, agents or representatives shall make any communication to any employee of the Seller regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance or employee stock purchase plan maintained by the Purchaser or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the prior written consent of the Purchaser.

(f) Division of Responsibility. Except as set forth in Section 8.7(g), the Seller shall be solely responsible for all liabilities based upon, arising out of or relating to the Company Benefit Plans or the employment or termination of the Transferred Employees by the Seller, whether asserted prior to, on or after the Closing Date. The Purchaser or one of its Affiliates shall be solely responsible for all liabilities based upon, arising out of or relating to the employee benefit plans of the Purchaser or its Affiliates, as applicable, or the employment of the Transferred Employees by the Purchaser or its Affiliates, as applicable, after such Transferred Employee first becomes a Transferred Employee.

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(g) Termination of 401(k) Plan. The Seller shall have terminated, effective no later than the day prior to the Closing Date, each Seller 401(k) Plan. At the Closing, the Seller shall provide to the Purchaser executed resolutions authorizing such termination. As soon as practicable following the Closing Date, each Seller 401(k) Plan shall make a distribution available to each Transferred Employee who has an account balance in such Seller 401(k) Plan, in accordance with the provisions of the Seller 401(k) Plan and applicable law, and an employee benefit plan sponsored or contributed to by the Purchaser or one of its Affiliates and intended to meet the requirements of Section 401(k) of the Code (a “Purchaser 401(k) Plan”) shall permit each Transferred Employee who has an account balance in the Seller 401(k) Plan to elect to rollover such account balance, determined as of the valuation date next preceding the date of transfer, to such Purchaser 401(k) Plan.

(h) Vacation, Sick Pay and Other Paid Time Off. To the extent required by applicable Law, the Seller shall pay to each Transferred Employee a cash lump sum amount equal to the value of his earned but unused vacation, sick pay and other paid time off as of the Closing Date and such payment shall be made within the time period required by applicable Law or, if sooner, within 30 days after the Closing Date.

Section 8.8 Name Change. Upon the execution and delivery of this Agreement, and subject to the Purchaser’s request and timing, the Seller shall change its name or discontinue the use of the name to remove any reference to the name “Anu Life Sciences” or any other trade name used in the Business or any name derived from or confusingly similar to any such names. As promptly as practicable following the date of such request, the Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein.

Section 8.9 Post-Closing Insurance Coverage.

(a) The Seller shall maintain its current insurance or obtain, at its sole cost and expense, “tail” insurance policies for such insurance, in each case including the Purchaser as an additional named insured thereunder.

(b) As of the Closing Date, General Surgical shall maintain, with respect to its activities under the Distribution Agreement, its insurance policies and limits included in Parents insurance policies set forth on Schedule 4.17. General Surgical shall maintain such policies during the term of the Distribution Agreement and for a period of three years thereafter. General Surgical shall cause such policies to include the Purchaser as an additional named insured thereunder.

Article IX
CLOSING

Section 9.1 Closing. The Closing shall occur contemporaneously with the execution and delivery of this Agreement. The Closing shall take place at the offices of the Purchaser, or at such other place as the Parties may agree.

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Section 9.2 Seller Closing Deliveries. Contemporaneously with the execution and delivery of this Agreement, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated as of the of this Agreement, transferring to the Purchaser all of the Seller’s right, title and interest in and to the Assets, together with possession of the Assets, and evidencing the assignment of the Assumed Contracts and the assignment of any assignable Licenses, including the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit C and executed by the Seller;

(b) the Patent, Trademark and Domain Name Assignment Agreement attached hereto as Exhibit D and executed by the Seller;

(c) the Distributor Agreement attached hereto as Exhibit E and executed by the Parent or its designee, provided it is a wholly-own subsidiary of Parent (the “Distributor Agreement”);

(d) the Transition Operating Agreement attached hereto as Exhibit F and executed by the Parent;

(e) All other documents reasonably requested by Purchaser, including as relating to Bruce Werber and Terrell Suddarth, separation and general release agreement between them with Parent and Seller;

(f) a certificate by the Secretary of the Seller, dated the Closing Date, as to (i) the good standing of the Seller in its jurisdiction of formation and in each other jurisdiction where the Seller is qualified to do business and (ii) the effectiveness of the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(g) written consents of or notices to, as applicable (or waivers with respect thereto), the third parties to those Assumed Contracts listed on Schedule 9.2(g) (and all such consents, notices or waivers shall be in full force and effect on and following the Closing);

(h) satisfactory payoff letters (“Payoff Letters”) from each lender to the Indebtedness outstanding as of the Closing Date evidencing that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Seller will be released, through filing of the required UCC-3 financial statement amendment thereby terminating the security interest immediately upon payment of Indebtedness;

(i) the Closing Date Indebtedness Statement;

(j) the Restrictive Covenant Agreements;

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(k) certificates from appropriate authorities as to the good standing of the Seller; and

(l) all other documents required to be entered into by the Seller, the Parent, General Surgical or any Controlling Stockholders pursuant hereto or reasonably requested by the Purchaser to consummate the transactions contemplated hereby.

Section 9.3 Purchaser Closing Deliveries. On the Closing, the Purchaser shall have delivered, or caused to be delivered, to the Seller, the following:

(a) the Closing Payment to be paid at Closing pursuant to Section 3.3, paid and delivered in accordance with such Section;

(b) documents evidencing the payment and satisfaction of the Closing Date Indebtedness;

(c) documents evidencing the assumption of the Assumed Contracts, and the acceptance of any assignable Licenses, including the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit C and executed by the Purchaser;

(d) the Patent, Trademark and Domain Name Assignment Agreement attached hereto as Exhibit D and executed by the Purchaser; and

(e) the Distributor Agreement attached hereto as Exhibit E;

(f) the Transition Operating Agreement attached hereto as Exhibit F;

(g) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

Section 9.4 Post-Closing Deliverables. As soon as possible after the Closing the Seller shall have delivered, or caused to be delivered, to the Purchaser, the following:

(a) A Certificate of Compliance with the Florida Department of Revenue regarding the Seller’s satisfaction of all tax liabilities as of the Closing Date; and

(b) File copy of the UCC-3 financial statement amendment thereby terminating the security interest in the Assets.

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Article X
INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Seller, the Parent, General Surgical and the Controlling Stockholders. The Seller, the Parent, General Surgical and the Controlling Stockholders shall jointly and severally defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) any misrepresentation, inaccuracy or breach of any representation or warranty made by the Seller, the Parent, General Surgical or any Controlling Stockholder in this Agreement or the Owner Ancillary Documents (for purposes of this Section 10.1(a), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary qualifications);

(b) any breach or failure by the Seller, the Parent, General Surgical or any Controlling Stockholder to comply with, perform or discharge any obligation, agreement or covenant made by the Seller, the Parent, General Surgical or any Controlling Stockholder in this Agreement or the Owner Ancillary Documents;

(c) the Excluded Liabilities;

(d) The Related Party Agreements and the Affiliate Loans; and

(e) events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets on or prior to the Closing Date, except the Assumed Liabilities.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

Section 10.2 Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) the Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities;

(b) any misrepresentation, inaccuracy or breach of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document; or

(c) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.

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The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 10.3 Indemnification Procedure.

(a) Promptly after the receipt by any Indemnified Party of notice of the commencement of any Legal Dispute against such Indemnified Party by a third party (including any Governmental Entity) (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article X (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party. In the event of a claim by a Purchaser Indemnified Party such notice shall be provided to the Seller. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except to the extent that such failure materially prejudices such Indemnifying Party. Such Indemnifying Party shall have the right to defend and resolve such Third Party Claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall reasonably cooperate in such defense at the expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of a Third Party Claim (i) which includes criminal charges, (ii) that does not solely seek and continue to solely seek monetary damages, (iii) that involves a customer, supplier or employee of the Indemnified Party, or (iv) if the Indemnified Party has been advised by counsel that an actual conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). In the event, however, that the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the Legal Dispute on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, or if the Indemnifying Party is not entitled to assume the defense of the Legal Dispute in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Legal Dispute. In any Legal Dispute for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Legal Dispute, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 10.3(a), the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim (though not as counsel of record, and subject to all privileges); provided, however, that if (A) any of the Litigation Conditions come into existence or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to any such Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, unless such settlement involves solely the payment of money and includes a full release of the Indemnified Party in respect of a Third Party Claim for which the Indemnifying Party has assumed the defense. The Indemnified Party may not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent, if the Indemnifying Party has not assumed the defense of such Third Party Claim, will not be unreasonably withheld or delayed, unless the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such Third Party Claim or such settlement includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such claim. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter; provided, however, that no party will be required to provide cooperation or furnish any records or other information that would (1) jeopardize the attorney client, work product or similar privilege of the Person in possession or control of such records or other information or (2) contravene any confidentiality Contract, nondisclosure Contract or similar obligation of the Person in possession or control of such records or other information.

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(b) In the event an Indemnified Party claims a right to payment pursuant to this Agreement other than pursuant to a Third Party Claim in accordance with Section 10.3(a), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.3(b). In the event the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds an amount equal to such claim as determined hereunder.

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Section 10.4 Claims Period. The Claims Period hereunder shall begin on the date of this Agreement and terminate as follows:

(a) with respect to all Purchaser Losses arising hereunder, on the date that is 90 days following the termination of the applicable statute of limitations or, if there is no applicable statute of limitations, the Claims Period shall terminate on the date that is five years following the Closing Date; and

(b) with respect to Seller Losses arising under Section 10.2, the Claims Period shall terminate on the date that is 90 days following the termination of the applicable statute of limitations or, if there is no applicable statute of limitations, the Claims Period shall terminate on the date that is five years following the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

Section 10.5 Adjustment to Purchase Price. Any indemnification payment made pursuant to this Article X shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

Section 10.6 Holdback Amount and Indemnification Reserve. The Purchaser may, at its discretion, offset against the Holdback Amount and the Indemnification Reserve any amounts payable by a Controlling Stockholder, the Parent or the Seller to a Purchaser Indemnified Party under this Agreement.

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Article XI
MISCELLANEOUS PROVISIONS

Section 11.1 Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such Party and delivered personally or sent email transmission or nationally recognized overnight courier service guaranteeing overnight delivery or by registered or certified mail (return receipt requested) (with postage and other fees prepaid), addressed as follows:

To the Purchaser:	Vera Acquisition, LLC 32 West 200 South, Suite 150 Salt Lake City, Utah 84101 Attention: Chief Executive Officer Email: dniccum@verabioscience.com

with a copy to:	Bennett Tueller Johnson & Deere, LLC 3165 E. Millrock Drive, Suite 500 Salt Lake City, Utah 84121 Attention: Brent J. Hawkins Email: bhawkins@btjd.com

To the Seller, the Parent, General Surgical or the Controlling Stockholders:	Biotech Products Services and Research Inc. 4045 Sheridan Ave., Suite 239 Miami, FL 33140
Attention: Albert Mitrani Email: albert@bpsrhealth.com

with a copy to:	Magri Law, LLC 2642 NE 9th Ave. Fort Lauderdale, FL 33330 Attention: Philip Magri Email: pmagri@magrilaw.com or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person or by email transmission, or (b) on the first business day following timely delivery to a national overnight courier service or (c) on the fifth business day following it being mailed by registered or certified mail.

Section 11.2 Schedules and Exhibits. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full herein.

Section 11.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the other Parties; provided, however, that the Purchaser may, without the consent of the Seller, the Parent, General Surgical or the Controlling Stockholders, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of the Purchaser (in which case, the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

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Section 11.4 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

Section 11.5 Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Utah (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof). This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.6 Consent to Jurisdiction, Etc. Each Party hereby irrevocably consents and agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Utah or the federal courts located in the State of Utah, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Dispute in any such court or that any such Legal Dispute that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute is pending before a court, all Legal Disputes with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such Legal Dispute may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such Legal Dispute is brought in an inconvenient forum or (e) the venue of such Legal Dispute is improper. A final judgment in any Legal Dispute described in this Section 11.6 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means, including email transmission by PDF, shall be effective as delivery of a manually executed counterpart to this Agreement.

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Section 11.9 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

Section 11.10 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.11 Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitute the entire agreement among the Parties with respect thereto.

Section 11.12 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose of this Agreement or to assure to any other Party the benefits of this Agreement.

Section 11.13 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Seller, the Parent, General Surgical and the Controlling Stockholders incurred in connection herewith and the transactions contemplated hereby shall be paid by the Seller.

Section 11.14 Waiver of Jury Trial. Each Party acknowledges and agrees that any Legal Dispute that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Dispute.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

VERA ACQUISITION, LLC

By:	/s/ David Niccum
Name:	David Niccum
Title:	Chief Executive Offficer

SELLER:

ANU LIFE SCIENCES, INC.

By:	/s/ Bruce Werber
Name:	Bruce Werber
Title:	Chief Executive Officer

PARENT:

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

By:	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	Chief Executive Officer

GENERAL SURGICAL FLORIDA, INC.:

By:	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

CONTROLLING STOCKHOLDERS:

/s/ Albert Mitrani
Name:	Albert Mitrani

/s/ Ian T. Bothwell
Name:	Ian T. Bothwell

/s/ Maria I. Mitrani
Name:	Maria I. Mitrani

/s/ Bruce Werber
Name:	Bruce Werber

/s/ Terrell Suddarth
Name:	Terrell Suddarth

[Signature Page to Asset Purchase Agreement]

LIST OF EXHIBITS

Exhibit A	Restrictive Covenant Agreements
Exhibit B	Closing Date Indebtedness Statement
Exhibit C	Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Patent, Trademark and Domain Name Assignment Agreement
Exhibit E	Distributor Agreement
Exhibit F	Transition Services Agreement